                                                                 Exhibit 4.2
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                            STOCK PURCHASE AGREEMENT

                                by and between

                          PHP HEALTHCARE CORPORATION,

                                Purchaser,and

                  DAVID E. BERMAN AND MARY ELLEN MICHAEL-FLEMING

                                 SELLERS,

                         Dated As of November 1, 1992

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
                               TABLE OF CONTENTS

RECITALS                                                               1

ARTICLE I
PURCHASE AND SALE                                                      1
   1.1  The Shares                                                     1
   1.2  Consideration                                                  1
   1.3  Place, Time and Effectiveness                                  2
   1.4  Deliveries of Sellers at Closing                               2
   1.5  Deliveries of Purchaser at Closing                             2

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS                              2
   2.1  Stock Ownership                                                2
   2.2  Valid and Enforceable Agreement; Authorization                 3
   2.3  Subsidiaries                                                   3
   2.4  Property, Licenses and Permits                                 3
   2.5  Capitalization and Related Matters                             3
   2.6  Financial Statements                                           4
   2.7  Taxes                                                          4
   2.9  Accounts Receivable                                            5
   2.10 Inventories                                                    5
   2.11 Books and Records                                              6
   2.12 Absence of Certain Changes                                     6
   2.13 No Undisclosed Liabilities                                     8
   2.14 No Breach of Law or Governing Document                         8
   2.15 Litigation                                                     8
   2.16 Environmental Matters                                          9
   2.17 Contracts                                                     10
   2.18 Intellectual Property                                         10
   2.19 Officers, Directors, Employees and Consultants                11
   2.20 Bank Accounts of EastWest                                     12
   2.21 Transactions with Related Persons                             12
   2.22 Employment Relations                                          12
   2.23 Employee Benefit Matters                                      13
   2.24 Other Governmental Approvals and Filings                      14
   2.25 Complete Disclosure                                           14
   2.26 Brokers, Finders                                              14

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER                           14
   3.1  Authorization                                                 15
   3.2  Brokers, Finders                                              15

ARTICLE IV
COVENANTS                                                             15
   4.1  Board of Directors                                            15
   4.2  Non-Compete                                                   15
   4.3  Guaranty                                                      15

ARTICLE V
CONDITIONS TO PURCHASER'S OBLIGATIONS                                 15
   5.1  Representations and Warranties                                15
   5.2  Performance of Agreement                                      15
   5.3  Governmental Approvals                                        16
   5.4  No Adverse Proceeding                                         16
   5.5  Certificates                                                  16
   5.6  Opinion                                                       16
   5.7  Due Diligence                                                 16
   5.8  Employment Agreements                                         16
   5.9  Continuation of Key Employees                                 16

ARTICLE VI
CONDITIONS TO SELLERS' OBLIGATIONS                                    16
   6.1  Representations and Warranties                                17
   6.2  Performance of Agreement                                      17
   6.3  Governmental Approvals                                        17
   6.4  No Adverse Proceeding                                         17
   6.5  Certificate                                                   17

ARTICLE VII
REMEDIES                                                              17
   7.1  Indemnification of Purchaser                                  17
   7.2  Indemnification of Sellers                                    18
   7.3  Survival                                                      18
   7.4  Notice of Claim                                               18
   7.5  Right to Contest Claims of Third Parties                      18
   7.6  Arbitration                                                   20

ARTICLE VIII
MISCELLANEOUS PROVISIONS                                              21
   8.1  Notice                                                        21
   8.2  Entire Agreement                                              22
   8.3  Assignment; Binding Agreement                                 22
   8.4  Severability                                                  23
   8.5  Counterparts                                                  23
   8.6  Headings; Interpretation                                      23
   8.7  Expenses and Transactions                                     23
   8.8  Waiver; Consent                                               23
   8.9  Governing Law                                                 24
   8.10 Exhibits and Schedules                                        24

                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (the "Agreement") is executed as of November 1, 1992, by and between PHP Healthcare Corporation, a Delaware corporation ("Purchaser"), and David E. Berman ("Berman") and Mary Ellen Michael-Fleming ("Michael-Fleming") (Berman and Michael-Fleming collectively referred to herein as "Sellers").

                                    RECITALS

    A. Purchaser desires to purchase from Sellers, on the terms and subject to the conditions hereinafter stated, all of the issued and outstanding shares of all classes or series of the capital stock (the "Shares") of EastWest Research Corporation, a Maryland corporation ("EastWest"); and

    B. Sellers desire to sell the Shares to Purchaser.

    NOW, THEREFORE, in consideration of the premises and the mutual promises, warranties, covenants, and agreements made in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

    1.1 THE SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Sellers shall sell, assign, transfer and deliver to Purchaser and Purchaser shall purchase, receive and accept from Sellers in consideration of payment to Sellers of the Purchase Price (as hereinafter defined), the Shares, free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever, other than restrictions on transfer of a general nature arising under federal and state securities laws.

    1.2 CONSIDERATION. Purchaser shall pay Sellers the following consideration (the "Purchase Price") for the Shares and the other rights of Purchaser hereunder:

    (a) Purchaser shall pay to Berman Four Hundred Thirty-Nine Thousand Dollars ($439,000), of which One Hundred Thirty-Nine Thousand Dollars ($139,000) shall be payable on the Closing Date and the balance shall be payable in equal installments on each of the first four (4) anniversaries of the of the date hereof, together with interest on such installment at the rate of six percent (6.0%) per annum, as evidenced by a Note in the form attached as Exhibit A. In addition, Purchaser shall grant to Berman warrants to purchase a total of Twenty-Two Thousand Five Hundred (22,500) shares of Purchasers' common stock, $.01 par value, at the prices and on the terms and conditions set forth in Exhibit B.

    (b) Purchaser shall pay to Michael-Fleming One Hundred Seventy-Two Thousand Dollars ($172,000), of which Seventy-Two Thousand Dollars ($72,000) shall be payable on the Closing Date and the balance shall be payable in equal installments on each of the first four (4) anniversaries of the date hereof, together with interest on such installment at the rate of six percent (6.0 %) per annum, as evidenced by a Note in the form attached as Exhibit C. In addition, Purchaser shall grant to Michael-Fleming warrants to purchase a total of Seventy-Five Hundred (7,500) shares of Purchasers' common stock, $.01 par value, at the prices and on the terms and conditions set forth in Exhibit D.

    1.3 Place, Time and Effectiveness. The Closing (the "Closing") shall take place on December 18, 1992 (the "Closing Date"), effective as of midnight November 1, 1992, at the offices of Bryan Cave, Washington D.C., or at such other date and place as the parties may agree in writing.

    1.4 DELIVERIES OF SELLERS AT CLOSING. At the Closing, Sellers shall deliver to Purchaser certificates evidencing the Shares, duly endorsed or accompanied by appropriate, duly executed stock powers in form sufficient to permit transfer of the Shares to Purchaser.

    1.5 DELIVERIES OF PURCHASER AT CLOSING. At the Closing, Purchaser shall deliver to Sellers certified checks made payable to Berman and Michael-Fleming in the amount of One Hundred Thirty-Nine Thousand Dollars ($139,000) and Seventy-Two Thousand Dollars ($72,000), respectively, Notes in form attached as Exhibits A and C, and Warrants in the form attached as Exhibits B and D.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

    Sellers hereby make the following representations and warranties to the Purchaser, jointly and severally, each of which is true and correct on the date hereof and each of which shall survive the Closing Date and the sale contemplated hereby:

    2.1 STOCK OWNERSHIP. Sellers are the owner of record and the beneficial owner of the Shares, which are represented by the certificates set forth on
Schedule 2.1. The Shares, which consist of 100 shares of common stock, are owned by Sellers free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions of any nature whatsoever. The Shares constitute all of the issued and outstanding capital stock of EastWest, and are all validly issued, fully paid and nonassessable.

    2.2  VALID AND ENFORCEABLE AGREEMENT; AUTHORIZATION.

    (a) Sellers have the ability and power to enter into this Agreement, which constitutes a valid obligation of Sellers, enforceable against Sellers in accordance with its terms.

    (b) EastWest is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. EastWest has the corporate power and authority to own and use its properties and to transact the business in which it is engaged.

    2.3 SUBSIDIARIES. EastWest has no subsidiaries and has no direct or indirect beneficial investment or other interest in or obligation with respect to any other entity, corporation, partnership, joint venture or enterprise.

    2.4 PROPERTY, LICENSES AND PERMITS. Except as set forth on Schedule 2.4, EastWest owns all personal property necessary to transact the business in which it is engaged, free and clear of all mortgages, options, liens, charges, security interests, leases, covenants, conditions, agreements, claims, restrictions and other encumbrances of every kind, and there exists no restriction on the use or transfer of such property. EastWest holds all licenses and permits necessary and required to transact the business in which it is engaged.

    2.5 CAPITALIZATION AND RELATED MATTERS. The authorized capital stock of EastWest consists of 10,000 shares of common stock, par value $.10. There are no authorized or issued shares of capital stock or other securities of EastWest other than such common stock. There are no (a) outstanding stock or other securities convertible or exchangeable for shares of EastWest's capital stock or containing any profit participation features or (b) rights or options to subscribe for or purchase shares of EastWest's capital stock or any stock or securities convertible or exchangeable therefor. EastWest is not subject to any obligation, contingent or otherwise, to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

    2.6 FINANCIAL STATEMENTS. The Financial Statements (as hereinafter defined) are true, complete and correct and fairly present the financial position, results of operations and cash flows of EastWest at the dates and for the periods indicated. Except as set forth on Schedule 2.6 attached hereto, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. As used in this Agreement, "Financial Statements" means the unaudited balance sheet of EastWest as of October 31, 1992, together with any notes or schedules thereto. As of the date hereof and the Closing Date, the stockholders' equity of EastWest, determined according to generally accepted accounting principles, and its working capital, determined in such manner, shall be substantially as set forth in the Financial Statements.

    2.7  TAXES.

    (a) EastWest has filed or caused to be filed in a timely fashion with the appropriate Federal, state, county, local and foreign governmental agencies or instrumentalities all tax returns and reports required to be filed (including estimated tax and informational returns) and none of such returns and reports have been amended. All such returns and reports are true, correct and complete in all material respects. All Taxes (as hereinafter defined) payable with respect to the periods reflected on those returns have been fully paid. There are no grounds for the assertion or assessment of any additional Taxes against EastWest or its assets with respect to returns or reports filed by EastWest. EastWest is not a member of an "affiliated group" within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

    (b) Without limiting the foregoing subsection (a) of this Section, the Financial Statements include adequate provision for all Taxes which have been or may in the future be assessed against EastWest with respect to the appropriate period then ended and all periods prior thereto; and EastWest is not liable for any other Taxes, including any accrued but unpaid Taxes not yet due and owing, which accrued but unpaid Taxes are included in the Financial Statements to the extent accrued through October 31, 1992.

    (c) As used in this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, and franchise taxes imposed by the United States or any state, local or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and such term shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

    2.9 ACCOUNTS RECEIVABLE. All the accounts receivable of EastWest, and an aging schedule relating thereto, each as of October 31, 1992, are set forth in the list attached hereto as Schedule 2.9. Said accounts receivable, and any accounts receivable arising between said date and the Closing Date (collectively, the "Accounts Receivable"), all are or will be valid and subsisting and all arose or will have arisen in the ordinary and usual course of the business of EastWest. The reserve for the uncollectible receivables reflected in the Financial Statements is adequate. The Accounts Receivable are not and will not be, as of the Closing Date, subject to any counterclaim, set-off or defense, or to any lien, charge or encumbrance of any nature. The Accounts Receivable are and will be current and collectible and will be paid in full, net of reserves, on or before ninety (90) days after the Closing Date, less any applicable discounts.

    2.10  INVENTORIES.  All inventories held by EastWest at any location are:
(i) assets currently merchantable in the ordinary and usual course of business at values not less than book value as of the date hereof; and (ii) free and clear of all pledges, liens, security interests, encumbrances and other restrictions whatsoever.

    2.11 BOOKS AND RECORDS. The books of account, stock record books, minute books, bank accounts and other corporate records of EastWest are complete and correct, have been maintained in accordance with good business practices and the matters contained therein are accurately reflected in the Financial Statements to the extent appropriate. Copies of the articles of incorporation and bylaws and all amendments thereto of EastWest are attached hereto as Schedule 2.11 and are correct and complete to the date hereof.

    2.12 ABSENCE OF CERTAIN CHANGES. Since December 31, 1991, except as set forth in the Financial Statements or Schedule 2.12 hereto, there have not been:

    (a) Any material adverse change in the financial condition or the operations, properties, assets, business or prospects of EastWest or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

    (b) Any declaration, setting aside or payment of any dividend or any distribution (in cash or in kind) to any shareholder of EastWest with respect to such shareholder's shares of the capital stock of EastWest other than those made in the ordinary course and on arms-length conditions; any direct or indirect redemption, purchase or other acquisition by EastWest of any of its capital stock or of any options, warrants, rights or agreements to purchase or acquire such stock; or any issuance or other disposition of any note or other securities of EastWest or any agreement to take any of the aforesaid actions;

    (c) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any shareholder, director, officer, agent or employee of EastWest, or in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit Agreement made to or for the benefit of, or with, any such director, shareholder, officer, agent or employee;

    (d) Any transaction entered into or carried out by EastWest other than in the ordinary and usual course of business;

    (e) Any borrowing or agreement to borrow funds; any incurring of any other indebtedness or liability, contingent or otherwise; or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation or other entity by EastWest;

    (f) Any change made by EastWest in its methods of doing business or of accounting;

    (g) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to any properties or assets, tangible or intangible, of EastWest;

    (h) Any lien, mortgage, security interest, pledge, charge or other encumbrance discharged or satisfied, or any obligation or liability (absolute or contingent) paid, other than current liabilities shown on the Financial Statements and the Closing Date Balance Sheet and current liabilities incurred and obligations arising under contracts entered into after the date thereof in the usual and ordinary course of business;

    (i) Any sale, lease or disposition of, or any agreement to sell, lease or dispose of, any properties or assets held for use, used or useful in the business of EastWest, other than sales, leases or dispositions in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers or shareholders of EastWest or sales or dispositions expressly referred to in this Agreement;

    (j) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any material term, condition or provision of any agreement, to which EastWest is party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

    (k) Any purchase by EastWest, or any agreements by EastWest to purchase, capital assets;

    (l) Any labor disputes or disturbances materially affecting in an adverse fashion the operations, business, financial condition or prospects of EastWest, including the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

    (m) Any loan or advance made by EastWest to any individual, firm, corporation or entity except for advances not material in amount made in the usual and ordinary course of business to employees who are not shareholders, officers or directors of EastWest; or

    (n) Any other event or condition of any character which adversely affects, or may reasonably be expected to so affect, the operations, properties and assets, business, financial condition or prospects of EastWest.

    2.13 NO UNDISCLOSED LIABILITIES. EastWest does not have any liabilities or obligations whatsoever, known or unknown, accrued, absolute, contingent or otherwise, and there is no basis for any claim against EastWest for any liability or obligation, except (a) to the extent set forth in the Financial Statements, (b) to the extent specifically set forth on Schedule 2.13 attached hereto or other Schedule to this Agreement, or (c) contractual obligations due after the effective time of the Closing for purchases or sales of goods and services in the ordinary course of the business of EastWest which (i) are not required to be set forth in a Schedule hereto or (ii) were entered into after the date hereof but before the Closing Date.

    2.14 NO BREACH OF LAW OR GOVERNING DOCUMENT. EastWest is not in default under or in violation of any applicable statute, law, ordinance, decree, order, rule, or regulation of any governmental body, or the provisions of any franchise or license, or in default under or in violation of any provision of its articles of incorporation or its bylaws. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default or violation.

    2.15  LITIGATION.  Except as set forth on Schedule 2.15,

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
there is no suit, claim, action, litigation or proceeding, administrative or judicial, or any governmental investigation pending or, to the knowledge of Sellers or EastWest, threatened against EastWest or involving any of its properties and assets, or, in connection with the business of EastWest, any of its shareholders, directors, officers, agents or other personnel, including without limiting the generality of the foregoing, any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution and delivery of this Agreement or any other agreement to be delivered hereunder, the performance of the respective terms and conditions hereof or thereof or the consummation of the respective transactions contemplated hereby or thereby. EastWest is not subject to or in default under any order, writ, injunction or decree of any court or governmental authority.

    2.16  ENVIRONMENTAL MATTERS.

    (a) Except as disclosed on Schedule 2.16 attached hereto, all property owned, leased or used by EastWest at the Closing Date or previously owned by, used by or leased to EastWest ("Property"), and all existing and prior conditions on and uses of such Property, comply and have at all times complied with, and do not cause and have not caused liability to be incurred under any or all federal, state, county and local statutes, laws, regulations, rules, ordinances, codes, licenses and permits relating to the protection of health or the environment, including by way of illustration and not by way of limitation: the Clean Air Act; the Federal Water Pollution Control Act; the Resource Conservation and Recovery Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Toxic Substance Control Act, and all other applicable environmental laws and regulations including, without limiting the generality of the foregoing, the common law, including the law of nuisance and strict liability (collectively, "Environmental Laws"). Except as disclosed on
Schedule 2.16 attached hereto, EastWest is not in violation of and has not violated, in connection with the ownership, use, maintenance or operation of the Property or the conduct of its business, any Environmental Laws.

    (b) Except as disclosed on Schedule 2.16, EastWest has obtained and is in compliance with all necessary permits, registrations, approvals and licenses, and has made all registrations and filings with and submissions to federal, state, and local regulatory authorities required by or under any Environmental Law. All such registrations, filings and submissions were in compliance with applicable law when filed and no deficiencies have been asserted by any such authority with respect to such registrations, filings or submissions.

    (c) Except as disclosed on Schedule 2.16, there have been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above the Property or into the environment surrounding the Property of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, petroleum including crude oil or any fraction thereof, asbestos fibers or solid wastes (collectively referred to herein as "Hazardous Materials"), including but not limited to those defined in any Environmental Law.

    (d) Except as disclosed on Schedule 2.16, (i) there have been no past, and there is no current or anticipated, storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from the Property; (ii) no asbestos fibers or materials or polychlorinated biphenyls (PCBs) are or have been on the Property, and (iii) there are and have been no underground storage tanks located on the Property.

    2.17 CONTRACTS. Set forth on Schedule 2.17 attached hereto is a complete list of each contract, agreement, indenture and evidence of indebtedness, contingent or otherwise (the "Contracts"), to which EastWest is a party and which either (a) involves an obligation in excess of One Thousand Dollars ($1,000) or (b) is not terminable upon 30 days' notice without liability. Except as indicated on Schedule 2.17, neither EastWest nor, to the knowledge of Sellers and EastWest, any other party to the Contracts is in default thereunder or in violation thereof, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a default or violation or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any property of EastWest or the Shares.

    2.18 INTELLECTUAL PROPERTY. Except as described on Schedule 2.18, (a) with respect to all of the names, patents, inventions, processes, trade secrets, marks, symbols, tradenames, trademarks, service marks, copyrights and logos (collectively, the "Intellectual Property"), all computer software programs and any other material computer "know how" currently existing or under development (the "Software"), all licenses, sublicenses or agreements in respect of the Intellectual Property or Software; and all filings, applications, registrations or issuances of or relating to any of the foregoing with or by any Federal, state, local or foreign regulatory, administrative or governmental office or offices which are owned, used or licensed by or to EastWest in connection with its business or to which EastWest is a party or which are used by EastWest in its business:

    (i) EastWest is the sole and exclusive owner of all rights, title and interest in and to such Intellectual Property and Software, free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever. EastWest is the exclusive owner of all rights, title and interest in and to any prospect lists, customer lists, projections, analyses, and internally developed market studies, research and research materials pertaining to the business of EastWest, free and clear of all liens, claims, encumbrances and restrictions whatsoever, and has the right to use any other market studies, research and research materials used by EastWest but not exclusively owned.

    (ii) No Intellectual Property or Software is necessary in any respect of the operation of the business of EastWest. The ownership, use or sale by EastWest of any of the Intellectual Property or Software, does not contravene, conflict with, violate or infringe upon any trademark, copyright or other proprietary right of any third party or depend for noncontravention upon the acquiescence, agreement or consent of any such third party.

    (iii) None of the Intellectual Property or Software is subject to a valid challenge, claim of infringement, claim of unfair competition or other claim or, to the knowledge of Sellers or EastWest, is being infringed upon or violated by any person, firm, corporation or other legal entity.

    (iv) EastWest has not given any indemnification for patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which EastWest produces, owns, uses, licenses or sells; and no product, process, method, service or operation, which does not constitute Intellectual Property or Software, presently sold, engaged in or employed by EastWest infringes upon any rights owned by any other person, firm, corporation or other legal entity.


    2.19 OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS. Set forth on
Schedule 2.19 hereto is a complete list of:

    (a) all directors of EastWest;

    (b) all officers (with office held) of EastWest;

    (c) all employees of EastWest; and

    (d) all consultants to EastWest;

together, in each case, with the current rate of compensation payable to each.

    2.20 BANK ACCOUNTS OF EASTWEST. Set forth on Schedule 2.20 hereto is a list of (a) the locations and numbers of all bank accounts and safe deposit boxes maintained by EastWest, together with the names of all persons who are authorized signatories or have access thereto and (b) the names of all persons, if any, holding powers of attorney from EastWest and a summary statement of the terms thereof.

    2.21  TRANSACTIONS WITH RELATED PERSONS.  Except as disclosed on Schedule
2.21 hereto, EastWest has no obligations, contractual or otherwise, owed to or owing from, directly or indirectly, Sellers, any affiliate of Sellers, or any member of Sellers' families. Except as disclosed on Schedule 2.21, no director, officer, affiliate or shareholder of EastWest has any material financial interest, direct or indirect, in any supplier or customer of, or other business which has any significant transactions or other material business relationship with, EastWest. For purposes of this Section and this Agreement, an "affiliate" of a person means any person which is controlling, controlled by or under common control with, directly or indirectly, the person referred to.

    2.22  EMPLOYMENT RELATIONS.

    (a) EastWest is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act of 1970, as amended, and the Fair Labor Standards Act, as amended, and all rules and regulations promulgated thereunder; and EastWest has not and is not engaged in any unfair labor practice;

    (b) No unfair labor practice complaint against EastWest is pending or, to the knowledge of Sellers or EastWest, threatened before the National Labor Relations Board;

    (c) There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Sellers or EastWest, threatened against EastWest;

    (d) No right of representation exists respecting EastWest's employees;

    (e) No employee grievance will have a material adverse effect upon EastWest or the conduct of its business and no arbitration proceeding arising out of or under any agreement relating to employment is pending and no claim therefor has been asserted;

    (f) No collective bargaining Agreement is currently being negotiated and no organizing effort is currently being made with respect to EastWest's employees; and

    (g) EastWest has not experienced any other material labor difficulty since its incorporation.

    2.23  EMPLOYEE BENEFIT MATTERS.

    (a) Except as set forth on Schedule 2.23 hereto, EastWest is not a party to
(i) any pension, profit sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare, retirement or incentive plan or agreement whether legally binding or not, (ii) any plan or policy providing for welfare or "fringe" benefits to its stockholders, directors, employees, or agents including but not limited to, vacation, severance, disability, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits, or (iii) any employment agreement, all of which are referred to herein individually and collectively as "Plan(s)."

    (b) Each Plan has been administered in compliance with, and neither Sellers nor EastWest have any direct or indirect liability under, the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (c) (i) EastWest has not made any contributions to, (ii) EastWest has never been a member of a controlled group which contributed to and (iii) EastWest has never been under common control with an employer which contributed to any multi-employer plan (as defined in ERISA Section 3(37) or ERISA Section 4001(a)(3)) nor to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA.

    (d) EastWest is not a party to any Plan that is intended to qualify under
Section 401(a) or Section 501(a) of the Code.

    (e) All of the Plans listed on Schedule 2.23 hereof, to the extent applicable, are in compliance with the continuation of health benefit provisions contained in the

Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended ("COBRA").

    (f) All of the Plans listed on Schedule 2.23 hereof, to the extent applicable, are in compliance with Section 1862(b)(4)(A)(i) of the Social Security Act and EastWest does not have any liability for any excise tax imposed by Code Section 5000.

    (g) True, correct and complete copies of all documents creating or evidencing any Plan listed on Schedule 2.23 have been delivered to Buyer. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in Schedule 2.23.

    2.24 OTHER GOVERNMENTAL APPROVALS AND FILINGS. Neither the Sellers nor EastWest are required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any governmental authority for the valid execution and delivery of this Agreement or any other agreement to be delivered hereunder, the purchase and sale of the Shares, or the performance or consummation of the respective transactions contemplated hereby or thereby.

    2.25 COMPLETE DISCLOSURE. No representation or warranty by Sellers in this Agreement or any Schedule referred to herein or in any agreement to be delivered hereunder, and no written statement, certificate or other writing furnished to Purchaser by or on behalf of Sellers pursuant hereto or thereto knowingly contains or will contain as of the Closing Date a material untrue statement of fact or any omission of a material fact necessary to make the respective statements contained herein or therein not materially or substantially misleading.

    2.26 BROKERS, FINDERS. No finder, broker, agent or other intermediary has acted on behalf of Sellers, or is entitled to a commission or a finder's fee in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and is responsible for any and all such commissions and fees owed to parties claiming through or on behalf of Sellers.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof and each of which shall survive the Closing Date and the sale contemplated hereby:

    3.1 AUTHORIZATION. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its respective terms.

    3.2 BROKERS, FINDERS. Except as set forth on Schedule 3.2, no finder, broker, agent or other intermediary has acted on behalf of Purchaser, or is entitled to a commission or a finder's fee in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and is responsible for any and all such commissions and fees owed to parties claiming through or on behalf of Purchaser.

                                   ARTICLE IV
                                   COVENANTS

    4.1 BOARD OF DIRECTORS. Purchaser shall vote all of the shares of capital stock of EastWest owned by Purchaser to elect a board of directors of EastWest consisting of five (5) persons, including each of the Sellers if they remain employed by EastWest.

    4.2 NON-COMPETE. In consideration of the sale of the Shares and the consummation of the transactions contemplated hereby, each of the Sellers covenants and agrees that:

    (a) (i) He or she will not, directly or indirectly, as a principal, employee, partner, agent or otherwise, (A) compete, assist in or provide financial resources to any activity which competes with the business of EastWest or Purchaser as it is currently conducted or as, to his or her knowledge, it is currently contemplated to be conducted, except that if and so long as he or she is no longer employed by EastWest or Purchaser, he or she may engage, as principal or partner, in the business of consulting, but only as and in the manner conducted by EastWest during the one (1) year period prior to the Closing Date, or (B) solicit or divert or attempt to solicit or divert the business of any persons or entities who are or were vendors, joint venturers, contractors, clients, customers, consultants, agents or representatives of EastWest or Purchaser during the one (1) year period prior to the Closing Date or with whom EastWest or Purchaser has discussed the possibility of becoming a vendor, joint venturer, contractor, client, customer, consultant, agent or representative (unless such person or entity shall have previously advised EastWest or Purchaser in writing that it has no interest in continuing such discussions) or plans to engage in such discussions, to his or her knowledge, or otherwise interfere with or attempt to interfere with the relationship between EastWest or Purchaser and any such person or entity, for a period of five (5) consecutive years from the date hereof anywhere EastWest or Purchaser currently conducts, or, to his or her knowledge, plans to conduct its business; provided, however, that the running of such time period shall be tolled during any period of time during which he or she violates this paragraph;

    (ii) He or she will not use or disclose to anyone except authorized personnel of EastWest or Purchaser, whether or not for his or her benefit or otherwise, any confidential matters concerning EastWest or its business or Purchaser or its business, including, without limitation, secrets, lists of vendors, joint venturers, contractors, clients, customers, consultants, agents, representatives or employees, mailing lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, recruitment plans, designs and design projects and any other research or business information concerning EastWest or Purchaser which EastWest or Purchaser currently deems to be confidential;

    (iii) He or she will not, directly or indirectly, solicit, encourage to leave, or hire any officer of EastWest or Purchaser or any person who at the time of such solicitation or hire has an employment agreement with EastWest or Purchaser or is involved in sales, marketing or planning activities on behalf of EastWest or Purchaser (a "Key Person") or who had been a Key Person within the previous twelve (12) months.

    (b) He or she acknowledges that the foregoing restrictions have been negotiated with the advice of counsel, are reasonable in light of the previous and existing business relationships between EastWest and Purchaser and the acquisition of the Shares, including a substantial acquisition of goodwill, by the Purchaser, and agrees that in the event of any breach thereof the harm to Purchaser will be irreparable and without adequate remedy at law, and therefore that injunctive relief with respect thereto will be appropriate, and that Purchaser shall have no obligation to pay any amounts which may still be owing to him or her under this Agreement or any note executed in connection therewith.

    (c) If any court determines that any of the provisions of this Section 4.2, or any part thereof, is invalid or unenforceable, the remainder of this Section 4.2 shall not be affected and shall be given full effect, without regard to the invalid portions;

    (d) If any court determines that any of the provisions of this Section 4.2, or any part thereof, is unenforceable because of the scope of any of the covenants contained therein, then the parties agree that such provision shall be deemed reduced so that the covenants impose the maximum restraints permissible under applicable law and, in its reduced form, such provision shall than be enforceable and shall be enforced.

    4.3 GUARANTY. Purchaser shall guaranty payment by EastWest to Sellers of the base compensation amounts set forth in Section 3(a) of the Employment and Non-Competition Agreements between EastWest and each of the Sellers.

                                   ARTICLE V
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

    Each and every obligation of Purchaser to be performed under this Agreement shall be subject to the complete and timely satisfaction at or prior to the Closing of each of the following conditions (unless waived in writing by Purchaser):

    5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers set forth in Article II of this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing as though such representations and warranties were made at and as of such date and time.

    5.2 PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement to be performed or complied with by Sellers at or prior to the Closing shall have been fully performed and complied with, including without limitation the delivery of all Shares and all the other deliveries to be made pursuant to Section 1.4 hereof.

    5.3 GOVERNMENTAL APPROVALS. All governmental consents and approvals necessary to permit the consummation of the transactions required to close on the Closing Date shall have been received.

    5.4 NO ADVERSE PROCEEDING. No action or proceedings shall have been instituted and remain pending before a court or other government body or by any public authority for the purpose of enjoining or preventing the consummation of this Agreement or any agreement delivered hereunder or any of the respective transactions contemplated hereby or thereby or otherwise claiming that this Agreement or any agreement delivered hereunder or the consummation hereof or thereof is illegal.

    5.5 CERTIFICATES. Sellers and EastWest shall have delivered to Purchaser at the Closing certificates dated the Closing Date, to the effect that the conditions set forth in Sections 5.1, 5.2, 5.3 and 5.4 hereof have been satisfied. Such certificate shall be deemed an additional representation and warranty of Sellers hereunder.

    5.6 OPINION. Sellers shall have delivered to Purchaser an opinion of counsel, addressed to Purchaser and dated the Closing Date; in form satisfactory to Purchaser, to the affect set forth in Exhibit E.

    5.7 DUE DILIGENCE. Purchaser shall be satisfied in all material aspects with the results of its due diligence review, including, among other areas, environmental, tort, securities, corporate, product liability, and insurance matters.

    5.8 EMPLOYMENT AGREEMENTS. Berman and Michael-Fleming shall have executed and delivered to Purchaser Employment Agreements in the form attached as Exhibits F and G, respectively.

    5.9 CONTINUATION OF KEY EMPLOYEES. Purchaser shall be satisfied that employees it reasonably deems necessary to the continuing business of EastWest will remain with EastWest after the Closing Date.

                                   ARTICLE VI
                       CONDITIONS TO SELLERS' OBLIGATIONS

    Each and every obligation of Sellers to be performed under this Agreement shall be subject to the satisfaction at the Closing of the following conditions (unless waived in writing by Sellers):

    6.1 REPRESENTATIONS AND WARRANTIES. Purchaser's representations and warranties set forth in Article III of this Agreement shall have been true and correct in all respects when made, and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such date and time.

    6.2 PERFORMANCE OF AGREEMENT. Purchaser shall have fully performed and complied with the covenants, conditions and other obligations under this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the deliveries to be made pursuant to Section 1.5 hereof.

    6.3 GOVERNMENTAL APPROVALS. All governmental consents and approvals necessary to permit the consummation of the transactions contemplated hereby shall have been received.

    6.4 NO ADVERSE PROCEEDING. No action or proceedings shall have been instituted and remain pending before a court or other government body or by any public authority for the purpose of enjoining or preventing the consummation of this Agreement or any of the respective transactions contemplated hereby or otherwise claiming that this Agreement or any other agreement delivered hereunder or the consummation hereof or thereof is illegal.

    6.5 CERTIFICATE. Purchaser shall have delivered to Sellers at the Closing a certificate, dated the Closing Date, to the effect that the conditions set forth in Sections 6.1, 6.2, 6.3, and 6.4 have been satisfied. Such certificate shall be deemed an additional representation and warranty of Purchaser hereunder.

                                  ARTICLE VII
                                    REMEDIES

    7.1 INDEMNIFICATION OF PURCHASER. Sellers agree, jointly and severally, to hold Purchaser, its shareholders, directors, officers, successors, and any party acting on the foregoing's behalf, harmless and indemnify each of them from and against any claim, loss, damage, liability, expense or cost of any kind or amount whatsoever (including reasonable attorneys' fees) incurred or paid either before or after the date hereof resulting from or arising out of any breach of or default under the Sellers' representations, warranties, covenants and agreements contained in this Agreement.

    7.2 INDEMNIFICATION OF SELLERS. Purchaser agrees to hold Sellers harmless and indemnify them from and against any claim, loss, damage, liability, expense or cost of any kind or amount whatsoever (including reasonable attorneys' fees) incurred or paid either before or after the date hereof resulting from or arising out of any breach of or default under the Purchaser's representations, warranties, covenants and agreements contained in this Agreement.

    7.3 SURVIVAL. The respective representations and warranties made by the parties in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the Closing Date for a period of five (5) years, but thereafter shall expire unless a claim with respect thereto shall have been made in writing against the indemnifying party pursuant to Section 7.4 hereof; provided, that the foregoing limitation shall not apply to representations and warranties under Sections 2.1, 2.4, 2.5, 2.7, 2.16, 2.18 and 2.23, which shall survive without limitation hereunder.

    7.4 NOTICE OF CLAIM. In the event that any party hereto asserts a claim for indemnification hereunder, such party seeking indemnification (the "Indemnified Party") shall give written notice to the other party or parties (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, if known, of the claim asserted. The failure of the Indemnifying Party, within a period of ninety (90) days after the giving of such notice by the Indemnified Party, to give written notice to the Indemnified Party of the intention to contest such claim shall be deemed an agreement that the claim is a valid claim and at such time as it is known, the amount thereof shall be paid promptly by the Indemnifying Party.

    7.5 RIGHT TO CONTEST CLAIMS OF THIRD PARTIES. If an Indemnified Party asserts a claim for indemnification hereunder because of a claim made by any claimant not a party to this Agreement, the Indemnified Party shall give the other party or parties reasonably prompt notice thereof, but in no event more than ten (10) business days after said assertion is actually known to the Indemnified Party; provided, however, that the right of an Indemnified Party to be indemnified hereunder in respect of claims made by a third party shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, secure, contest or settle the claim alleged by such third party (hereinafter called a "Third-Party Claim"), provided that the Indemnified Party may participate voluntarily, at its own expense, in any such Third-Party Claim through representatives and counsel of its own choice, and, provided further, that the Indemnifying Party unconditionally acknowledges to the Indemnified Party in writing his or its obligation to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim, and posts a bond in an appropriate amount and that any action by the Indemnifying Party relating to the Third-Party Claim shall be without prejudice to the Indemnified Party. The Indemnified Party shall not settle or compromise any

Third-Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of the defense of such Third-Party Claim after notification thereof as provided in this Section 7.5.

    Except as provided otherwise in the immediately preceding sentence, the Indemnifying Party shall bear all costs of such Third-Party Claim and shall indemnify and hold the Indemnified Party harmless against and from all costs, fees and expenses of such Third-Party Claim. Unless and until the Indemnifying Party elects to defend the Third-Party Claim, the Indemnified Party shall have the full right, at its option, to do so and to look to the Indemnifying Party under the provisions of this Purchase Agreement for the amount of the costs, if any, of defending the Contest. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third-Party Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not assume the defense of any such Third-Party Claim, including any litigation resulting therefrom, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not to control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third-Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third-Party Claim in a reasonably prudent manner.

    The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such Third-Party Claim and shall cooperate in the defense thereof.

    7.6  ARBITRATION.

    (a) Resolution of any and all disputes between the parties to this Agreement (each a "Party" and together the "Parties") arising from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 7.6; provided, that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions of this Section 7.6 or Section 4.2 or to preserve the status quo pending resolution of Disputes hereunder.

    (b) The Parties hereby agree to submit to arbitration all Disputes, which arbitration shall be final and binding upon the Parties, their successors and assigns.

    (c) Either Party may initiate such arbitration by delivery of a demand therefor (the "Arbitration Demand") to the other Party.

    (d) The arbitration shall be conducted in Alexandria, Virginia, by a sole arbitrator selected by agreement of the Parties not later than 10 days after delivery of the Arbitration Demand or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator becomes unable to serve, his successor(s) shall be similarly selected or appointed.

    (e) The arbitration shall be conducted pursuant to the Federal Arbitration Act and the Virginia Uniform Arbitration Act and such procedures as the Parties may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing, (i) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (iii) all hearings shall be conducted on an expedited schedule; and
(iv) all proceedings shall be confidential, except that either Party may at its expense make a stenographic record thereof.

    (f) The arbitrator shall complete all hearings not later than 90 days after his selection or appointment, and shall make a final award not later than 30 days thereafter. The arbitrator shall apportion all costs and expenses of the arbitration, including the arbitrator's fees and expenses and fees and expenses of experts ("Arbitration Costs") between the prevailing and non-prevailing Party as the arbitrator shall deem fair and reasonable. In circumstances where a Dispute has been asserted or defended against on grounds that the arbitrator deems manifestly unreasonable, the arbitrator may assess all Arbitration Costs against the non-prevailing Party and may include in the award the prevailing Party's attorney's fees and expenses in connection with any and all proceedings under this Section 7.6.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

    8.1 NOTICE. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing upon being served either by personal delivery or by telecopier to the party for whom it is intended or two business days after being deposited, postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this
Section 8.1 for, or such other address as may be designated in writing hereafter by such Party:

    If to Purchaser:

    PHP Healthcare Corporation
    4900 Seminary Rd., 12th Floor
    Alexandria, Virginia 22311
    Attn.: Jack M. Mazur
    Telecopies: (703) 998-5040

    With a copy to:

    Bryan Cave
    700 13th St., N.W.
    Washington, D.C. 20005
    Attn.: William F. Bavinger
    Telecopies: (202) 508-6200

    If to Sellers:

    David E. Berman
    Mary Ellen Michael-Fleming
    4405 EastWest Highway
    Bethesda, Maryland 20814
    Telecopies: (301) 656-2160

    8.2 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to said subject matter.

    8.3 ASSIGNMENT; BINDING AGREEMENT. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Purchaser, its successors and permitted assigns and the Sellers, their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Purchaser shall have the right to transfer and assign its rights hereunder to purchase the Shares and all other rights or benefits afforded to it by this Agreement to any entity or entities which may become affiliated with Purchaser, but no such transfer and assignment by Purchaser shall operate in any way to modify, relieve or discharge any of the obligations of Purchaser contemplated by this Agreement.

    8.4 SEVERABILITY. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

    8.5 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

    8.6 HEADINGS; INTERPRETATION. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Both parties have participated substantially in the negotiation and drafting of this Agreement and each party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

    8.7 EXPENSES AND TRANSACTIONS. The Sellers (and not EastWest) shall pay all costs and expenses incurred on behalf of themselves or EastWest in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of counsel and accountants.

    8.8 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any term, condition or other provision of this Agreement, or any breach thereof by any other party shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision by the other party, nor shall any forbearance by the first party or parties to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its, her or their rights and remedies with respect to such noncompliance or breach.

    8.9 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Virginia.

    8.10 EXHIBITS AND SCHEDULES. Each reference in this Agreement to a Schedule or Exhibit, unless otherwise indicated, shall mean a Schedule or Exhibit attached to this Agreement, which shall be deemed to be incorporated into this Agreement by such reference.

    IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first above written.

                             PURCHASER:

                             PHP HEALTHCARE CORPORATION

                             By:
                                ------------------------------------------

                                ------------------------------------------

                                Sellers:

                                ------------------------------------------
                                David E. Berman

                                ------------------------------------------
                                MARY ELLEN MICHAEL-FLEMING